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                                                                     EXHIBIT 5.1


                           [Letterhead of Carey Olsen]

Amdocs Limited
Tower Hill House
The Bordage
St. Peter Port
Guernsey

                                                                15 February 2007

Dear Sirs:

RE:     REGISTRATION STATEMENT ON FORM S-8

The following opinion is furnished to you in connection with the filing by Amdocs Limited (the "Company") of its registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of 48,218 of its ordinary shares, (pound)0.01 par value ("Ordinary Shares"), issuable upon the exercise of certain stock options issued pursuant to the SigValue Technologies Inc. ("SigValue") 2003 Israeli Stock Option Plan (the "Plan"), which was assumed by the Company in connection with its February 7, 2007 acquisition of SigValue.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of all such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Plan, Articles of Association and Memorandum of Association of the Company.

Based upon such examination, we are of opinion that:

         1. The Company has been duly organized and validly exists as a corporation under the laws of Guernsey, Channel Islands.

         2. When issued and sold upon the exercise of options granted or pursuant to awards made in accordance with the terms of the Plan as contemplated by the Registration Statement, each of the Shares will be validly issued, fully paid and non-assessable.

We express no opinion on any law other than the law of Guernsey as of the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Carey Olsen

Carey Olsen